Exhibit 10.16

February 13, 2019

Kenneth Canestrari
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701

Re:    Amendment to Employment Agreement

Dear Mr. Canestrari:

Reference is made to the employment agreement between you and The TJX Companies, Inc. (“TJX” or “Company”) dated February 2, 2018, as amended (the “Employment Agreement”). By executing the accompanying copy of this letter agreement in the space indicated below and delivering the fully executed copy to the Company, you agree that your Employment Agreement shall be amended by this letter agreement as follows, effective as of the date first above written:

1.	The definition of “Cause” at Exhibit A, subsection (c) of the Employment Agreement is hereby amended to read in its entirety as follows:
“(c)    “Cause” means

(I)	material and willful dishonesty (such as, but not limited to, fraud, embezzlement, misappropriation, theft, or bribery) by Executive in the performance of his duties;

(II)
conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable written policy or directive of the Board);

(III)
willful neglect of Executive’s material duties (other than as a result of Disability), which neglect is not cured by Executive after having been given at least thirty (30) days’ written notice by the Company that apprises Executive of the nature of the neglect to be cured, or which neglect, if previously cured, recurs;

(IV)
material conflict of interest in violation of a written policy or policies of the Company which continues for sixty (60) days after the Company gives written notice to Executive that apprises Executive of the nature of the conflict and requests the cessation of such conflict;

(V)	willful misconduct that is a violation of a written policy or policies of the Company (such as, but not limited to, a written policy or policies regarding substance abuse, harassment, or workplace violence) and which is materially harmful to the reputation or business of the Company; or

(VI)	a breach of Section 8 of this Agreement or of the Executive’s obligations under Section 8 of the Severance Plan.
For purposes of the definition of Cause, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.
The Company must act reasonably and in good faith with respect to any termination for Cause. Any determination by the Company of the occurrence of Cause must be based on an appropriate investigation. A termination of employment for Cause shall not take effect unless Executive is given written notice by the Company of such termination and the notice specifically identifies the basis for such termination.
Notwithstanding any other provision of this Agreement, if grounds for a termination for Cause existed in connection with any termination of employment for any reason occurring outside of a Standstill Period, the Company, subject to the foregoing provisions of this subsection (c), may elect to treat such termination as a termination for Cause in which case Executive will not be entitled to receive or retain any benefits under the Severance Plan, other than, for the avoidance of doubt, any Specified Accrued Benefits to which Executive would remain entitled in accordance with and subject to Section 6(b) of this Agreement.
In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of “Cause” above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to his Base Salary for such period), (B) a determination by a majority of the Board that Executive was not guilty of the conduct described in the definition of “Cause” effected in accordance with the foregoing procedures (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (C) ninety (90) days after notice of termination is given (in which case Executive shall then be reinstated and paid any of his previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clause (B) or (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company’s principal commercial bank. The Company shall exercise its discretion under this paragraph consistent with the requirements of Section 409A or the requirements for exemption from Section 409A.”

2.	Section 6(b) of the Employment Agreement is hereby amended to read in its entirety as follows:
“(b) Termination for Cause. If the Company should terminate Executive’s employment for Cause all compensation and benefits otherwise payable pursuant to this Agreement and the Severance Plan shall cease, other than (x) such vested amounts as are credited to Executive’s account (but not received) under the ESP; (y) any vested benefits to which Executive is entitled under the Company’s tax-qualified plans; and (z) Stock Incentive Plan benefits, if any, to which Executive may be entitled under Sections 3(b) (Existing Awards) and 3(c) (New Stock Awards); in each case, in accordance with and subject to the terms of the applicable plan, program or arrangement and the post-termination obligations under Section 8 of the Severance Plan. In addition and notwithstanding anything to the contrary in this Agreement, the Severance Plan or the terms of the applicable plan, program or arrangement, if the Company should terminate Executive’s employment for Cause, but not on a basis that includes a breach described in clause (VI) of the definition of Cause as set forth in Appendix A of this Agreement, Executive will retain the right to receive his vested SERP benefit; his vested Employer Credit Account (as such term is defined in the ESP); and any then-vested stock options under the Stock Incentive Plan, in each case determined in accordance with the applicable plan, program or arrangement but disregarding any provision under such plan, program or arrangement that would provide for forfeiture upon a termination for cause (collectively, “Specified Accrued Benefits”); provided, for the avoidance of doubt, that Executive’s right to receive or retain Specified Accrued Benefits following a termination of employment for any reason is conditioned upon compliance with his obligations under Section 8 of this Agreement and Section 8 of the Severance Plan, and that if the Company should terminate Executive’s employment for Cause on a basis that included a breach described in clause (VI) of the definition of Cause as set forth in Appendix A of this Agreement, Executive will not be entitled to receive or retain any Specified Accrued Benefits. The Company does not waive any rights it may have for damages or for injunctive relief or any rights it may have with respect to the forfeiture or recovery of compensation under Section 8 of this Agreement or Section 8 of the Severance Plan, or otherwise under applicable law.”

3.
Section 8(c) of the Employment Agreement is hereby amended by replacing the words “the last sentence” with “the penultimate sentence” in the sixth sentence of such section and then by adding the following sentence to the end of such section:

“An inadvertent breach by Executive of the confidentiality provisions of this Section 8(c) or Section 8(c) of the Severance Plan that causes no material harm to the business of the Company or its Subsidiaries shall not constitute a breach of this Section 8(c) or Section 8(c) of the Severance Plan or serve as a basis for a termination of Executive’s employment for Cause under clause (VI) of the definition of Cause as set forth in Appendix A of this Agreement, notwithstanding any inconsistent provision in any agreement, plan, program or arrangement, including without limitation the Severance Plan.”

4.	Section 3(g) of the Employment Agreement is hereby amended to read in its entirety as follows:
“(g) Policies and Fringe Benefits. Executive shall be bound by and comply with all Company policies (including, without limitation, all codes of ethics and business conduct) applicable to its executives generally or that include Executive by reason of his position and responsibilities. Executive shall be entitled to receive all such fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan).”

5.	Section 17 of the Employment Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding the generality of the immediately preceding sentence, nothing in this Section 17 or in the Severance Plan shall in any way limit or impair, or result in any limitation or impairment of, Section 6(b) of this Agreement or the last sentence of Section 8(c) of this Agreement, which shall control notwithstanding any contrary or inconsistent provision in the Severance Plan or any other plan, program, arrangement or agreement.”

6.
Exhibit A of the Employment Agreement is hereby amended to add the following definitions as subsections (s) and (t), respectively, and the subsequent lettering of the subsections of Exhibit A shall be adjusted accordingly (i.e., subsection (s) shall be re-lettered subsection (u) and subsection (t) shall be re-lettered (v), etc.):

“(s) “SERP” means the Company’s Supplemental Executive Retirement Plan, as it may be amended and including any successor.
(t) “Severance Plan” means the Company’s Executive Severance Plan as applicable to Executive (i.e., for the avoidance of doubt, the Executive Severance Plan as modified by the participation agreement with respect thereto between the Company and Executive), all as it or they may be amended and including any successor.”
If you agree with the foregoing, please so indicate by signing the enclosed copy of this letter agreement in the space indicated below and returning it to the Company, whereupon this letter agreement will take immediate effect as of the date first above written. This letter agreement shall constitute an agreement under seal.

[Signature Page Follows]

THE TJX COMPANIES, INC.
By: /s/ Ernie Herrman
Name: Ernie Herrman
Title: Chief Executive Officer and President

EXECUTIVE:
/s/ Ken Canestrari
Name: Kenneth Canestrari